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                                SCHEDULE 14A
                               (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /


Check the appropriate box:
/X/  Preliminary Proxy Statement  / / Confidential, for Use of the Commission
                                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 Reinsurance Group Of America, Incorporated
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              (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.
     (1) Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.

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/ /  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Dated Filed:

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                               ------------
              Reinsurance Group of America, Incorporated (SM)
                               ------------
                                 RGA LOGO
                               ------------

                       NOTICE OF SPECIAL MEETING OF
                            THE SHAREHOLDERS OF
                 REINSURANCE GROUP OF AMERICA, INCORPORATED

                                                   St. Louis, Missouri
                                                        July ___, 1999


TO THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED

     A Special Meeting of the Shareholders of Reinsurance Group of America, Incorporated ("RGA") will be held at the Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri on September 1, 1999, commencing at 2:00 p.m., at which meeting only holders of record of RGA's Voting Common Stock and RGA's Non-Voting Common Stock at the close of business on July 19, 1999 will be entitled to vote. The purpose of the Special Meeting is to vote on an amendment to the Restated Articles of Incorporation of RGA in order to reclassify the existing and separate class of Non-Voting Common Stock into Voting Common Stock by converting each outstanding share of Non-Voting Common Stock into 0.97 of a share of Voting Common Stock, as described in the accompanying proxy statement.


                         REINSURANCE GROUP OF AMERICA, INCORPORATED


                         By   /s/ Richard A. Liddy
                              Chairman of the Board


/s/ James E. Sherman
Secretary



     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.



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                               ------------
              Reinsurance Group of America, Incorporated (SM)
                               ------------
                                 RGA LOGO
                               ------------

                 REINSURANCE GROUP OF AMERICA, INCORPORATED
          660 MASON RIDGE CENTER DRIVE, ST. LOUIS, MISSOURI 63141


                              PROXY STATEMENT


                                  FOR THE
                    SPECIAL MEETING OF THE SHAREHOLDERS
                        TO BE HELD SEPTEMBER 1, 1999
                  MARRIOTT WEST HOTEL, ST. LOUIS, MISSOURI

     This proxy statement is furnished to the holders of common stock, which we refer to in this proxy statement as Voting Common Stock, and Non-Voting Common Stock of Reinsurance Group of America, Incorporated ("RGA" or the "Company") in connection with the solicitation of proxies for use in connection with the Special Meeting of the Shareholders to be held September 1, 1999, and all adjournments and postponements thereof, for the purpose set forth in the accompanying Notice of Special Meeting of the Shareholders. The Company is first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about July ___, 1999.

     Pursuant to the proposed recapitalization amendment to RGA's Restated Articles of Incorporation, each outstanding share of Non-Voting Common Stock will be converted into 0.97 of a share of Voting Common Stock and as a result RGA will issue approximately 7,194,000 new shares of Voting Common Stock. Following approval and consummation of the recapitalization amendment, approximately 45,126,000 shares of Voting Common Stock will be issued and outstanding. Currently, GenAmerica Corporation ("GenAmerica") beneficially owns 63.6% of the Voting Common Stock. Upon approval and consummation of the recapitalization amendment, GenAmerica will beneficially own 53.5% of the Voting Common Stock.

     Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Voting Common Stock or Non-Voting Common Stock can be voted only when represented by a properly executed proxy.

     Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of RGA, by duly executing and delivering a proxy bearing a later date, or by attending the Special Meeting and voting in person.

     The close of business on July 19, 1999 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Special Meeting of the Shareholders. As of the record date, approximately 37,931,000 shares of Voting Common Stock were outstanding and entitled to be voted at the Special Meeting. As of the record date, approximately 7,417,000 shares of Non-Voting Common Stock were outstanding and entitled to be voted at the Special Meeting, voting separately as a class. Shareholders will be entitled to cast one vote on the recapitalization amendment for each share of Voting Common Stock and Non-Voting Common Stock held of record on the record date.

     The solicitation of this proxy is made by the Board of Directors of RGA. The solicitation will primarily be by mail and the expense thereof will be paid by RGA. In addition, proxies may be solicited by telephone or telefax by directors, officers, or regular employees of RGA.

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                       THE RECAPITALIZATION AMENDMENT


PROPOSED RECAPITALIZATION AMENDMENT

     Pursuant to the proposed recapitalization amendment, Article Three of our Restated Articles of Incorporation would be amended to combine and reclassify the existing separate class of Non-Voting Common Stock with the Voting Common Stock. Each outstanding share of Non-Voting
Common Stock will be converted into 0.97 of a share of Non-Voting Common Stock. The text of the recapitalization amendment is set forth as Annex I.

     OUR BOARD HAS APPROVED THE RECAPITALIZATION AMENDMENT AND HAS DETERMINED THAT THE RECAPITALIZATION AMENDMENT IS FAIR TO BOTH CLASSES OF RGA'S SHAREHOLDERS. OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RECAPITALIZATION AMENDMENT.

BACKGROUND

     Our Board of Directors has determined that it is in our best interests to have only one class of Voting Common Stock with full voting rights. Accordingly, our Board of Directors desires to eliminate the Non-Voting class of stock and to convert all outstanding shares of Non-Voting Common Stock into shares of Voting Common Stock. Both the Voting Common Stock and Non-Voting Common Stock are currently listed on the New York Stock Exchange.

     The Non-Voting Common Stock was originally authorized in 1998 pursuant to an amendment to our Articles of Incorporation which was approved by our shareholders at the 1998 annual meeting. A total of 7,417,496 shares of Non-Voting Common Stock, as adjusted for the three-for-two stock split on February 26, 1999, were originally issued in June of 1998 in a public offering. At that time, our Board of Directors believed that the issuance of shares of Non-Voting Common Stock would provide flexibility in meeting future capital needs of RGA, whether as a result of internally generated growth of RGA and its subsidiaries, or as a result of external growth through mergers and acquisitions. The issuance of Non-Voting Common Stock for such purpose did not dilute the voting power of RGA's existing shareholders, including its principal beneficial shareholder, GenAmerica, and as a result, GenAmerica maintained its voting control of RGA.

     Since the date of issuance, the Non-Voting Common Stock has traded at a discount ranging from approximately 3% to approximately 30% relative to the Voting Common Stock. See "Comparative Stock Prices and Dividends." Because of the existence and extent of the discount, our Board of Directors has determined that a conversion ratio of less than one-to-one is appropriate when converting outstanding Non-Voting Common Stock into Voting Common Stock.

     At a meeting of our board of directors on June 30, 1999, at which all but one of the directors were present, senior management and representatives of DLJ discussed the background and reasons for the proposed recapitalization amendment. Bryan Cave LLP, as legal counsel for RGA, also attended the meeting and reviewed the duties of the directors in these circumstances. In addition, Bryan Cave reviewed the terms of the recapitalization amendment. A representative of DLJ then presented the firm's financial analysis of the proposed exchange ratio and orally informed the Board that DLJ was prepared, subject to approval of its fairness committee, to give the opinion that the exchange ratio was fair, from a financial point of view, to the holders of Voting Common Stock. On July 1, 1999, the DLJ fairness committee authorized the delivery of the fairness opinion and DLJ informed RGA management that DLJ would issue the opinion. On July 7, 1999, DLJ formally delivered the written opinion to RGA. See "--Opinion of Financial Advisor" on page 4. Following discussion, the board, by unanimous vote of the directors present, approved the recapitalization amendment.

     Following the approval of the board of directors, the conversion was publicly announced by RGA on June 30, 1999.

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REASONS FOR THE RECAPITALIZATION AMENDMENT; FACTORS CONSIDERED BY OUR
BOARD

     Our Board of Directors has determined that although the voting power of RGA's existing shareholders, including GenAmerica, will be diluted, such voting power will not be materially adversely affected by the elimination of the class of Non-Voting Common Stock and conversion of the outstanding Non-Voting Common Stock to Voting Common Stock pursuant to the recapitalization amendment.

     Our Board of Directors believes that the creation of a single class of Voting Common Stock that trades on the New York Stock Exchange will create a more liquid trading market for RGA's Voting Common Stock. The conversion of the Non-Voting Common Stock would increase the number of shares of Voting Common Stock outstanding. Our Board believes that having a single class of Voting Common Stock, consisting of a larger number of outstanding shares, should encourage both a greater number and broader range of investors in RGA. As a result, brokerage firms may be more willing to evaluate RGA's securities as a possible investment opportunity for their clients. Our Board also believes that the result may be an increased demand for RGA's common shares, as well as a more liquid trading market. Our Board cannot predict, however, what impact the recapitalization amendment would have on the market prices of the Voting Common Stock, and there can be no assurance that the market price would increase.

     Our Board further believes that a more liquid trading market may allow RGA better access to the capital markets in the event that RGA should decide to raise capital through an offering of its Voting Common Stock. As a result, potential investors may be more interested in purchasing the Voting Common Stock, thereby increasing demand in any potential offering. However, there can be no assurance that RGA will be able to access the capital markets at the time, and in the amounts, desired.

     In reaching its decision to approve the recapitalization amendment, its determination that the recapitalization amendment is fair to the holders of Voting Common Stock and Non-Voting Common Stock and its decision to recommend that the holders of Voting Common Stock and Non-Voting Common Stock vote for approval and adoption of the recapitalization amendment, our Board consulted with its legal and financial advisors as well as RGA's management, and considered numerous factors, including, but not limited to:

     * the business, operations, earnings, and prospects of RGA and the perceived need for RGA to simplify its capital structure,

     * the fact that the recapitalization amendment will provide the holders of Non-Voting Common Stock with an opportunity to receive an increase in the value of their investment over the current market price,

     * the income tax consequences of the recapitalization amendment under existing law,

     * the historical difference between the per share trading price of the Voting Common Stock and the Non-Voting Common Stock,

     * various information regarding typical trading price differentials of the voting and non-voting common stock of other companies with dual classes of common stock,

     * the superior voting power of the Voting Common Stock compared to the Non-Voting Common Stock,

     * the benefits that may accrue to the holders of both classes of shares if the recapitalization amendment is adopted, and

     * anticipated receipt of the opinion of DLJ that, based upon the matters described in such opinion and as of the date of such opinion, the exchange ratio is fair to holders of Voting Common Stock from a financial point of view. See "--Opinion of Our Financial Advisor."

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     In view of the circumstances and the wide variety of factors considered in connection with this evaluation of the recapitalization amendment, our Board did not find it practicable to assign relative weights to the factors considered in reaching its decision. In addition, because the exchange ratio of a share of Non-Voting Common Stock to a share of Voting Common Stock was larger than the historical market ratio of a share of Non-Voting Common Stock to a share of Voting Common Stock, our Board did not believe an opinion was necessary and did not request an opinion on the fairness of the recapitalization amendment to the holders of Non-Voting Common Stock from a financial point of view.

     Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of Voting Common Stock and Non-Voting Common Stock, each voting separately as a class. GenAmerica, the beneficial holder of a majority of the Voting Common Stock outstanding as of the record date, has indicated that it will vote in favor of the recapitalization amendment. Therefore, if GenAmerica so votes, approval of the recapitalization amendment by the holders of the Voting Common Stock is assured. Approval of the proposal also requires the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock.

OPINION OF OUR FINANCIAL ADVISOR

     RGA engaged DLJ to act as RGA's financial advisor in connection with the proposed recapitalization amendment and to evaluate the fairness from a financial point of view to holders of RGA's Voting Common Stock, of the implied exchange ratio set forth in the recapitalization amendment. On July 7, 1999 DLJ delivered to the RGA Board of Directors its written opinion that, as of such date, and based on and subject to the assumptions, limitations and qualifications as set forth in the opinion, the exchange ratio was fair to the holders of Voting Common Stock from a financial point of view.

     The full text of the DLJ opinion is attached hereto as Annex II to this proxy statement. The summary of the DLJ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the DLJ opinion. RGA stockholders are urged to read the DLJ opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limitations of the review by DLJ in connection with such opinion.

     The DLJ opinion was prepared for the RGA Board and was directed only to the fairness from a financial point of view to holders of Voting Common Stock, as of the date thereof, of the exchange ratio. The DLJ opinion does not address the relative merits of the recapitalization amendment and the other business strategies being considered by the RGA board nor does it express any opinion as to the RGA Board's decision to proceed with the recapitalization amendment. DLJ expressed no opinion as to the price at which Common Stock of RGA will actually trade at any time. The DLJ opinion does not constitute a recommendation to any RGA stockholder as to how such stockholder should vote on the recapitalization amendment.

     RGA selected DLJ as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the insurance industry and is familiar with RGA and its business. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In arriving at its opinion, DLJ reviewed the recapitalization amendment and reviewed financial and other information that was publicly available or furnished to DLJ by RGA, including information provided during discussions with RGA management. In addition, DLJ compared certain financial and securities data of RGA with various other companies that have dual classes of common stock and conducted such other analysis, including the pro forma financial impact of the recapitalization amendment, as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources and that was provided to DLJ by RGA. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ.

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     The following is a summary of the presentation made by DLJ to the
RGA Board on June 30, 1999 in connection with the preparation of the DLJ opinion:

Dual Class Stock Analysis.

     DLJ examined the history of the trading prices of 62 companies with dual classes of common stock, which analysis yields the following:

     * For a one year period, the average premium on high vote stock was 1.8% with a high of 38.7% and a low of (26.6%);

     * For a three year period, the average premium on high vote stock was 2.7%, with a high of 74% and a low of (18.1%); and

     * For a five year period, the average premium on high vote stock was 3.6% with a high of 34.3% and a low of (17.5%).

Accretion/Dilution Analysis.

     DLJ determined that with respect to any exchange ratio below 1.0 (excluding transaction costs), the recapitalization amendment would be accretive to the holders of RGA's Voting Common Stock.

     The summary set forth above describes, in summary form, the material elements of the presentation made by DLJ to the RGA Board on June 30, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.

     Pursuant to the terms of an engagement agreement dated June 30, 1999, RGA agreed to pay a fee of $500,000 upon delivery of the DLJ opinion and an additional fee of $50,000 for each update after the first update of a prior opinion delivered by DLJ. In addition, RGA agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with the engagement, including liabilities under U.S. federal securities laws. DLJ and RGA management negotiated the terms of the fee arrangement, and the RGA board was aware of such arrangement.

     In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of RGA for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in RGA securities.

     GenAmerica has retained DLJ in connection with a transaction unrelated to the recapitalization amendment for which it will receive customary fees.

INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION AMENDMENT PROPOSAL; POSSIBLE CONFLICTS OF INTEREST

     When considering the recapitalization amendment proposal, you should be aware that directors and executive officers of RGA may have interests that may be different from your interests as shareholders. Certain officers and directors of RGA are also officers and/or directors of GenAmerica, our principal shareholder, or its affiliates.
GenAmerica, beneficially owns 63.6% of the Voting Common Stock. Additionally, our directors and executive officers beneficially own 830,420 shares of Voting Common Stock and 28,411 shares of Non-Voting Common Stock. See "Common Stock Ownership of Management and Certain Beneficial Owners." Although the Company does not believe that there is any conflict of interest, such officers and directors, as well as GenAmerica, may be deemed to have an interest in the proposal that differs from those of other shareholders. Because our directors and executive officers own a relatively smaller percentage of the Non-Voting Common Stock, they may be

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deemed to have a conflict of interest regarding the holders of Non-
Voting Common Stock. For more information regarding the relationships between RGA and GenAmerica and its affiliates, see "Certain
Relationships and Related Transactions."

EFFECTS ON RELATIVE OWNERSHIP AND VOTING POWER; PREMIUM PAYMENT TO NON-VOTING COMMON STOCK-HOLDERS.

     Holders of the Voting Common Stock are currently the only shareholders entitled to vote at a meeting of RGA's shareholders, unless otherwise provided by law. See "Description of Capital Stock --Non-Voting Common Stock--Voting Matters" beginning on page 16 for a description of the voting rights of holders of Non-Voting Common Stock. GenAmerica holds a controlling interest in the Voting Common Stock. Therefore, GenAmerica currently has voting control over most matters as to which the shareholders may vote. The recapitalization amendment will dilute the voting control of RGA currently held by the holders of Voting Common Stock, including GenAmerica. In addition, former holders of Non-Voting Common Stock will no longer have class voting rights in those situations where such rights currently are required by law or our Restated Articles of Incorporation.

     Currently, the Voting Common Stock and the Non-Voting Common Stock receive the same per share cash dividends. As of the record date, the Voting Common Stock represented 83.6% of the outstanding common equity of RGA, while the Non-Voting Common Stock represented 16.4%. As a result of the recapitalization amendment, the holders of the Non-Voting Common Stock will experience a 3.0% reduction in their interest in the aggregate of future dividends that may be paid and a 2.5% reduction in their equity ownership of RGA. As a result of the recapitalization amendment, the holders of the Voting Common Stock will experience a 0.5% increase in their equity ownership of RGA.

TAX CONSEQUENCES TO HOLDERS OF VOTING COMMON STOCK AND NON-VOTING COMMON
STOCK

     The following discussion is intended only as a brief summary of the federal income tax consequences of the recapitalization amendment, as based on the Internal Revenue Code of 1986, as amended, currently in effect (the "Code"). This summary is not meant to be exhaustive and does not describe state, local, foreign or other tax consequences. You should consult your own tax advisor with respect to the tax consequences of the proposed recapitalization amendment, including tax reporting requirements and tax consequences under state, local or foreign law.

Nonrecognition of Gain or Loss

     The reclassification of shares of Non-Voting Common Stock into shares of Voting Common Stock pursuant to the recapitalization amendment will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Code, and therefore, (i) will not result in the recognition of any gain or loss by the holders of Non-Voting Common Stock except to the extent cash is received for fractional shares (as discussed below), (ii) the basis of the Voting Common Stock will be the same as the shareholder's basis in the Non-Voting Common Stock surrendered in exchange therefore, and (iii) the holding period of the Voting Common Stock received by an exchanging shareholder will include such shareholder's holding period for the Non-Voting Common Stock surrendered in exchange therefore, provided that each share of the Non-Voting Common Stock held on the date of the exchange is a capital asset as defined in section 1221 of the Code.

Payment for Fractional Shares

     A holder of Non-Voting Common Stock who receives cash in lieu of fractional shares of Voting Common Stock will be treated as if the fractional shares were distributed to the shareholder and then redeemed by the Company for cash. Any gain or loss recognized as a result of the receipt of such cash will be measured by the difference between the amount received and the portion of such shareholder's tax basis allocable to fractional share interests. Such gain or loss will be treated as capital gain or loss if the Non-Voting Common Stock was held as a capital asset.

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Deemed Dividend Distribution to Shareholders

     Pursuant to section 305(c) of the Code and the regulations promulgated thereunder, a recapitalization which has the effect of causing a change in the conversion ratio, a change in redemption price, a difference between redemption price and issue price, a redemption treated as a dividend or any other transaction having a similar effect with respect to a class of stock may, under limited circumstances, be deemed to be a taxable distribution of stock with respect to the holders of any other class of stock whose proportionate interest in the assets or earnings and profits of the corporation is increased as a result. If pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the corporation, an exchange occurs whereby certain shareholders increase their proportionate interest in the assets or earnings and profits of the corporation, then the shareholders whose proportionate interest is increased would be deemed to have received a taxable distribution of stock.

     By exchanging shares of Non-Voting Common Stock with the same liquidation preferences and rights to dividends as Voting Common Stock for less than an equal number of shares of Voting Common Stock, an increase in the proportionate interests in the assets or earnings and profits of the Company occurs for the holders of Voting Common Stock. However the recapitalization amendment should not result in any deemed taxable distribution of stock to the current holders of Voting Common Stock because the exchange and reclassification under the recapitalization amendment should be treated as an isolated recapitalization and not as part of a plan periodically to increase the proportionate interest of holders of Voting Common Stock in the Company's assets or earnings and profits. However, if the recapitalization is deemed not to be an isolated recapitalization with respect to the Voting Common Stock then the recapitalization may result in a taxable dividend to the holders of the Voting Common Stock.

NO APPRAISAL RIGHTS

     Shareholders of Voting Common Stock and Non-Voting Common Stock will not be entitled to appraisal rights in connection with the recapitalization amendment.

COMPARISON OF VOTING COMMON STOCK AND NON-VOTING COMMON STOCK

     The Voting Common Stock has full voting rights. The Non-Voting Common Stock has dividend and distribution rights and rights on dissolution generally identical to the Voting Common Stock but it has no voting rights, except as otherwise required by law and our Restated Articles of Incorporation. See "Description of Capital Stock--Non-Voting Common Stock" and "--Voting Common Stock" beginning on page 20 for a description of the rights of holders our capital stock.

ACCOUNTING TREATMENT

     As a result of the recapitalization amendment, the stated capital for the Non-Voting Common Stock will be transferred to the stated capital for the Voting Common Stock. The aggregate stated capital of RGA will not be affected by the recapitalization amendment.

RECOMMENDATION OF OUR BOARD

     OUR BOARD HAS APPROVED THE RECAPITALIZATION AMENDMENT AND HAS DETERMINED THAT THE RECAPITALIZATION AMENDMENT IS FAIR TO BOTH CLASSES OF RGA'S SHAREHOLDERS. OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RECAPITALIZATION AMENDMENT.

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CONVERSION OF SHARES

Effectiveness of Recapitalization Amendment; Effect on Stock Options

     If the recapitalization amendment is approved by the shareholders of RGA, we intend to prepare and file Articles of Amendment to the Restated Articles of Incorporation of RGA in accordance with the recapitalization amendment. The amendment will become effective immediately upon acceptance of the filing by the Secretary of State of Missouri. Upon effectiveness, no further action by RGA or its shareholders is required; each issued and outstanding share of Non-Voting Common Stock will automatically be converted into 0.97 of a share of Voting Common Stock.

     There are currently outstanding options to purchase 351,593 shares of Non-Voting Common Stock. RGA's executive officers hold 123,750 of these options, which were granted in January 1999 at an exercise price of $36.00 per share. RGA's directors hold 13,500 options, which were granted in May 1999, at an exercise price of $29.94. The exercise price is equal to the fair market value of the Non-Voting Common Stock as of the date the options were granted. The Company currently expects that all outstanding options to purchase shares of Non-Voting Common Stock will be converted on a one-for-one basis into options to purchase shares of Voting Common Stock.

No Fractional Shares To be Issued

     No fractional shares will be issued in connection with the recapitalization amendment. Rather, holders of Non-Voting Common Stock who would otherwise be entitled to receive a fraction of a share of Voting Common Stock (after taking into account all certificates held by such shareholder) will receive in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of Voting Common Stock multiplied by the closing sales price of Voting Common Stock on the date the recapitalization amendment is filed with the Missouri Secretary of State. No holder of Non-Voting Common Stock will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

Issuance of New Stock Certificates

     Promptly after the effective time of the recapitalization amendment, ChaseMellon Shareholder Services, L.L.C., as RGA's transfer agent ("ChaseMellon"), will mail to each record holder of Non-Voting Common Stock instructions and transmittal materials for effecting the surrender of stock certificates representing shares of the Non-Voting Common Stock in exchange for replacement certificates representing the number of whole shares of Voting Common Stock into which such shares of the Non-Voting Common Stock have been converted.

     SHAREHOLDERS ARE REQUESTED NOT TO SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND NOT TO SURRENDER STOCK CERTIFICATES FOR
EXCHANGE, UNTIL THEY RECEIVE SUCH TRANSMITTAL MATERIALS FROM THE
TRANSFER AGENT.

     After receipt of the transmittal materials from ChaseMellon, the transfer agent, shareholders may complete and return such materials to ChaseMellon, along with the certificate or certificates representing their shares of the Non-Voting Common Stock. Upon delivery of such materials and certificates to ChaseMellon, by a shareholder, the shareholder will be entitled to receive a new stock certificate representing the number of whole shares of Voting Common Stock into which such shares of the Non-Voting Common Stock have been converted (as represented by the certificate or certificates surrendered to ChaseMellon), and, where applicable, a check for the amount (without interest) representing the value of any fractional shares. Until surrendered, each stock certificate will represent for all purposes the number of whole shares of Voting Common Stock into which the shares represented by such certificate were converted, as determined by ChaseMellon's records. Such shareholders will be entitled to vote at any shareholder meetings (to the extent permitted by law) and to receive any dividends or other distributions on the Voting Common Stock.

Change in Registration of Stock Certificates

     If you would like any new certificates representing shares of Voting Common Stock to be issued in a name or number of shares other than that in which or in respect of which the surrendered certificate for Non-Voting Common Stock is registered, you must deliver to ChaseMellon, all documents necessary to evidence and effect such transfer (with signature guarantees) and pay to ChaseMellon, any transfer or other taxes required by reason thereof or establish to its satisfaction that such taxes have been paid or are not applicable.

Lost or Stolen Stock Certificates

     If your certificate representing shares of Non-Voting Common Stock has been lost, stolen or destroyed, you must provide to ChaseMellon an affidavit of that fact. Additionally we may require you to furnish a bond to indemnify us against any claim that may be made with respect to the certificate that is alleged to have been lost, stolen or destroyed. After satisfying these steps, ChaseMellon will issue a new certificate representing the number and class of shares into which the shares represented by such certificate were converted pursuant to the recapitalization amendment.

   COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of May 31, 1999, certain stock ownership information with respect to: (1) each person known to RGA to be the beneficial owner of 5% or more of RGA's outstanding Voting Common Stock or Non-Voting Common Stock, and (2) certain information with respect to the ownership of Voting Common Stock and Non-Voting Common Stock by (i) each director of RGA, (ii) each executive officer of RGA named in the Summary Compensation Table of RGA's Proxy Statement for its 1999 Annual Meeting, and (iii) all directors and executive officers as a group.

                                                                                      AMOUNT AND NATURE
                                                              CLASS OF                       OF                 PERCENT
            BENEFICIAL OWNER                                COMMON STOCK            BENEFICIAL OWNERSHIP       OF CLASS
            ----------------                                ------------            --------------------       --------
PRINCIPAL SHAREHOLDERS:

GenAmerica Corporation                                            Voting                24,131,250<F1>            63.6%
700 Market Street                                             Non-Voting                             -                -
St. Louis, Missouri 63101

American Century Investment Management, Inc.                      Voting                   386,250<F2>             1.0%
4500 Main Street                                              Non-Voting                   523,500<F2>             7.1%
Twentieth Century Tower
Kansas City, Missouri 64111

Morgan Stanley Dean Witter                                        Voting                   163,790<F2>             0.4%
1585 Broadway, 9th Floor                                      Non-Voting                 1,141,000<F2>            15.4%
New York, New York 10036

Warburg Pincus Asset Management                                   Voting                    22,500<F2>            0.06%
400 Bellevue Parkway                                          Non-Voting                 1,466,000<F2>            19.8%
Wilmington, Delaware 19809

Taube Hodson Stonex Partners Limited                              Voting                   219,228<F2>             0.6%
27 St. James Place                                            Non-Voting                   832,797<F2>            11.2%
London SW1A 1NR
England


DIRECTORS AND NAMED EXECUTIVE OFFICER:

A. Greig Woodring, Director, President, and Chief                 Voting                    83,080<F3>             <F*>
   Executive Officer                                          Non-Voting                             -

J. Cliff Eason, Director                                          Voting                     6,750<F4>             <F*>
                                                              Non-Voting                             -

Bernard A. Edison, Director                                       Voting                    15,750<F4>             <F*>
                                                              Non-Voting                    12,000<F5>             <F*>

Stuart Greenbaum, Director                                        Voting                     4,948<F4>             <F*>
                                                              Non-Voting                             -

Richard A. Liddy, Chairman                                        Voting                    96,750<F6>             <F*>
                                                              Non-Voting                     5,500<F6>             <F*>


                                   10

                                                                                      AMOUNT AND NATURE
                                                              CLASS OF                       OF                 PERCENT
            BENEFICIAL OWNER                                COMMON STOCK            BENEFICIAL OWNERSHIP       OF CLASS
            ----------------                                ------------            --------------------       --------

William A. Peck, Director                                         Voting                     5,175<F4>             <F*>
                                                              Non-Voting                             -

Leonard M. Rubenstein, Director                                   Voting                    19,275<F7>             <F*>
                                                              Non-Voting                             -

William P. Stiritz, Director                                      Voting                   362,375<F8>             <F*>
                                                              Non-Voting                             -

H. Edwin Trusheim, Director                                       Voting                    11,250<F4>             <F*>
                                                              Non-Voting                             -

David B. Atkinson, Executive Vice President                       Voting                    50,199<F9>             <F*>
   and Chief Operating Officer                                Non-Voting                    6,750<F10>             <F*>

Jack B. Lay, Executive Vice President and Chief                   Voting                   24,640<F11>             <F*>
   Financial Officer                                          Non-Voting                    6,750<F10>             <F*>

Andre St-Amour, President, RGA Life Reinsurance                   Voting                   28,173<F12>             <F*>
   Company of Canada                                          Non-Voting                             -

Graham Watson, Executive Vice President                           Voting                   16,348<F13>             <F*>
   and Chief Marketing Officer                                Non-Voting                             -

All directors and executive officers                              Voting                  830,420<F14>             2.2%
   as a group (22 persons)                                    Non-Voting                   28,411<F15>             0.4%


---------------------

    <F*>  Less than one percent.

    <F1>  Shares beneficially owned by General American Mutual Holding
          Company ("GAMHC") are held by Equity Intermediary Company, a wholly-owned subsidiary of General American Life Insurance Company ("General American"). General American is a wholly-owned subsidiary of GenAmerica Corporation, which is a wholly-owned subsidiary of GAMHC. Mr. Liddy is also a director and executive officer of GAMHC, GenAmerica Corporation and General American, and Mr. Woodring is an executive officer of General America. Messrs. Edison and Stiritz are directors of GAMHC, GenAmerica Corporation and General American. These individuals disclaim beneficial ownership of the shares beneficially owned by GAMHC.

    <F2>  Based upon information provided to the Company by the named beneficial owner at the Company's request.

    <F3>  Includes 40,463 shares of Voting Common Stock subject to stock options that are exercisable within 60 days. Also includes 15,000 shares of restricted Voting Common Stock, that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Woodring has no investment power.


                                   11


    <F4>  Includes 4,500 shares of Voting Common Stock subject to stock options that are exercisable within 60 days.

    <F5>  Includes 3,000 shares of Non-Voting Common Stock held by a general partnership in which Mr. Edison holds an ownership interest and for which he has sole voting and investment power. Mr. Edison disclaims beneficial ownership except to the extent of his pecuniary interest therein. Included also are 6,000 shares of Non-Voting Common Stock held by his wife and for which Mr. Edison has no voting or investment power and 3,000 shares held in a trust of which Mr. Edison is co-trustee. Mr. Edison disclaims beneficial ownership of such shares.

    <F6>  Includes 74,250 shares of Voting Common Stock subject to stock options that are exercisable within 60 days. Also includes 5,550 shares of Non-Voting Common Stock and 22,500 shares of Voting Common Stock held in a joint account with Mr. Liddy's wife, an account over which he has shared voting and investment power.

    <F7>  Represents shares of Voting Common Stock subject to stock options that are exercisable within 60 days.

    <F8>  Includes 4,500 shares of Voting Common Stock subject to stock options that are exercisable within 60 days. Mr. Stiritz disclaims beneficial ownership of a total of 91,675 shares of Voting Common Stock held by his wife and son.

    <F9>  Includes 22,254 shares of Voting Common Stock subject to stock options that are exercisable within 60 days and 2,250 shares held by Mr. Atkinson's children.

    <F10> Shares of restricted Non-Voting Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the holder has no investment power.

    <F11> Includes 22,840 shares of Voting Common Stock subject to stock options that are exercisable within 60 days and 1,800 shares jointly owned with Mr. Lay's wife.

    <F12> Includes 22,924 shares of Voting Common Stock subject to stock options that are exercisable within 60 days.

    <F13> Includes 10,161 shares of Voting Common Stock subject to stock options that are exercisable within 60 days and 6,187 shares owned by Intercedent Limited, a Canadian corporation of which Mr. Watson has a majority ownership interest.

    <F14> Includes a total of 310,375 shares of Voting Common Stock subject to stock options that are exercisable within 60 days; 15,000 shares of restricted Voting Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the individual has no investment power; and shares for which ownership has been disclaimed as described above.

    <F15> Includes 13,500 shares of restricted Non-Voting Common
          Stock, subject to forfeiture in accordance with the terms of the specific grant, as to which the individuals have no investment power.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was incorporated in December 1992, at which time it was owned 100% by General American Life Insurance Company ("General American"). In May 1993, RGA completed an initial public offering of its Voting Common Stock (the "IPO"). General American retains beneficial ownership of approximately 63.6% of RGA's Voting Common Stock, and approximately 53% of all outstanding stock.

     RGA was organized as a Missouri corporation in 1992 to serve as a holding company for reinsurance operations formerly conducted by General American through its reinsurance division. RGA Re, a wholly owned subsidiary of RGA, and its predecessor, the reinsurance division of General American, have been engaged in the business of life reinsurance since 1973. Initially, all reinsurance agreements were with General American, which retroceded to RGA Re in 1993 all of its U.S. life reinsurance pursuant to a written agreement (the "General American Retrocession Agreement"). Since the IPO, substantially all reinsurance agreements between General American and the underlying ceding companies have been transferred to RGA Re. Additionally, RGA Re has established its own client base and assumes reinsurance directly.

     The Company beneficially owns 100% of RGA Life Reinsurance Company of Canada ("RGA Canada"). RGA Canada directly reinsures or administers all of RGA's Canadian reinsurance business. Amounts in excess of RGA Canada's retention limit are retroceded to General American pursuant to a retrocession agreement and then retroceded by General American to RGA Re.

     General American and RGA Re entered into a marketing agreement effective January 1, 1993 whereby General American agreed to amend and terminate its assumed and retrocession reinsurance agreements only at RGA Re's direction, thus giving RGA Re the contractual right to direct future changes to existing reinsurance agreements. Under the terms of the marketing agreement, General American further agreed to enter into additional reinsurance agreements as a reinsurer only at RGA Re's direction. In consideration of its services under the marketing agreement and in recognition of its continuing liability under the reinsurance agreements retroceded to RGA Re pursuant to the General American Retrocession Agreement, General American charges RGA Re an annual amount, payable in quarterly installments, equal to 0.25% of specified policy-related liabilities that are associated with existing and future treaties written by General American for the benefit of RGA Re. The specified policy-related liabilities on which the marketing fee is based consist of gross reserves for reinsurance assumed by General American plus gross policy and contract claim liabilities related thereto, less (i) reserve credits taken for reinsurance retroceded, (ii) the reinsurance-retroceded component of policy and contract claims, and
(iii) total policy loans outstanding for reinsurance assumed by General American, as such items are reflected on the statutory financial statements. The marketing agreement expires on January 1, 2000. RGA Re may, at its sole option, terminate the marketing agreement at any time. The Company paid General American approximately $95,000 for its services under the marketing agreement in 1998.

     General American entered into a tax allocation agreement with RGA Re in October 1992, a tax allocation agreement with RGA in January 1993, and a tax sharing agreement with RGA and RGA Re in January 1993. The tax allocation agreements, among other things, generally provide that the tax liability of the General American federal consolidated tax return group, during the period that RGA or RGA Re were members of that group, will be allocated among the members of the group in proportion to their separately calculated tax liability. The agreements also provide that any savings resulting from the tax benefits of a particular member will be paid to that member, rather than accruing to the benefit of the other members. The tax sharing agreement, among other things, requires that certain payments be made between RGA or RGA Re and General American in the event there is a change in pre-IPO tax liabilities of RGA or RGA Re and provides that General American may settle any number of individual proposed adjustments in an amount less than or equal to $50,000 without the consent of the other party. In addition, under the tax sharing agreement, General American indemnifies RGA and RGA Re against any tax liabilities of the General American federal consolidated tax return group that are not attributable to either RGA or RGA Re; and RGA Re and RGA will indemnify General American against any tax liabilities of RGA or RGA Re.

     Under two administrative services agreements entered into as of January 1, 1993, General American has agreed to provide RGA and RGA Re, at their request, certain management and administrative services, such as legal, treasury, employee benefit, payroll and personnel services. RGA and RGA Re pay General American a monthly fee based on General American's actual cost, computed in accordance with General American's current cost accounting system. Each agreement is terminable by either party on 90 days' written notice. General American has agreed to provide similar services to RGA Canada pursuant to a management agreement effective January 1, 1993. The cost of services provided by General American under these agreements in 1998 was approximately $2,717,000.

     Under separate investment advisory agreements, Conning Asset
Management Company ("Conning"), a majority-owned subsidiary of General American, manages certain investment portfolios of RGA, RGA Re, RGA

Canada, RGA Australian Holdings, PTY, Limited and RGA Reinsurance Company (Barbados) Ltd. and services commercial mortgages on behalf of RGA Re. The Company made payments to Conning of approximately $2,873,000 for investment advisory services in 1998. As part of its investment advisory services, Conning also originates commercial mortgages on behalf of RGA Re. Conning generally receives a fee associated with the origination of such loans in the amount of 1% of the loan balance, which is paid by the borrower. Separate from the investment advisory agreements, Conning also manages a series of private investment funds in which RGA has invested from time to time. Conning receives a management fee and a specified percentage of the funds' net gains, which are paid by the funds. RGA's investments in such funds totaled approximately $2,954,000 as of December 31, 1998.

     The Company conducts its business primarily from premises leased by RGA Re from General American. RGA Re made rental payments to General American principally for office space and equipment of approximately $1,628,000 in 1998.

     The Company has direct policies and reinsurance agreements with General American and certain of its subsidiaries. These agreements are terminable by either party on 90 days' written notice with respect to new business only. The Company reflected earned gross premiums pursuant to these agreements of approximately ($1,690,000) in 1998. The earned premiums reflect the net of business assumed from and ceded to General American and its subsidiaries. The stable value products reinsured by RGA are also General American products. Deposits from stable value products totaled approximately $700,900,000 in 1998. In addition, RGA entered into annuity reinsurance transactions during 1998 with Cova Financial Services Life Insurance Company, a subsidiary of General American. Deposits related to this business were approximately $112,700,000 as of December 31, 1998.

     Pursuant to a marketing agreement, RGA utilized the services of Insource Limited and its predecessor ("Insource") to conduct certain marketing-related services in particular geographic regions until December 1, 1996. Graham Watson, an executive officer of RGA and an officer and director of certain of RGA's subsidiaries, is non-executive Chairman of and has an approximate 75% equity interest in Intercedent Limited which owns approximately 50% of the Non-Voting special shares of Insource. Intercedent Limited is entitled to receive up to 50% of Insource's revenues relating to business generated on behalf of RGA. The Company paid Insource approximately $422,100 during 1998 pursuant to this agreement. The agreement was terminated with respect to new business effective December 31, 1996, although RGA continues to pay for certain business generated prior to such date. In addition, prior to April 1, 1996, RGA paid Intercedent Limited a production bonus based on premiums generated through its Canadian subsidiaries. Since April 1, 1996, this bonus is paid directly to Mr. Watson.

     General American, RGA and RGA Re were parties to a shareholders' agreement with the minority shareholders of Fairfield Management Group, Inc. ("Fairfield"), formerly a subsidiary of RGA Re. The shareholders' agreement provided, among other things, that the minority shareholders (who collectively owned 4,900 shares of Fairfield) had the right, at any time after December 31, 1997, to put all of their shares in Fairfield to RGA at the greater of $504.40 per share or the then current adjusted book value per share of Fairfield (the "Modified Book Value Price"), or to convert all of their shares into Voting Common Stock of RGA at a conversion ratio based on the aforementioned price and the then-current value of RGA Voting Common Stock, provided that such conversion would not reduce General American's ownership interest in RGA below 51%. The minority shareholders exercised their put options effective January 1, 1998, for which RGA paid a total of $4,356,873.

                 COMPARATIVE STOCK PRICES AND DIVIDENDS

     RGA Voting Common Stock and Non-Voting Common Stock are both listed for trading on the New York Stock Exchange under the trading symbols "RGA" and "RGA.A," respectively. The following table sets forth, for the periods indicated the high and low sales prices and dividends per share of Voting Common Stock and Non-Voting Common Stock. Dividends are paid in equal amounts per share of Voting Common Stock and Non-Voting Common Stock. The Non-Voting Common Stock was originally issued in June of 1998. For current price information, you are urged to consult publicly available sources.


                                                                   NON-VOTING        DIVIDENDS
                                      VOTING COMMON STOCK         COMMON STOCK       ---------
                                      -------------------         ------------       (ADJUSTED
                                                                                     ---------
                                                                                     FOR STOCK
                                                                                     ---------
                                                                                       SPLIT)
                                                                                       ------
                                       HIGH         LOW        HIGH         LOW
                                       ----         ---        ----         ---
1998:
      First Quarter                   $34.29      $25.08      $  -        $  -         $.04
      Second Quarter                   39.42       31.08       34.33       31.42        .04
      Third Quarter                    42.08       33.00       37.75       30.58        .05
      Fourth Quarter                   47.08       33.04       40.92       28.71        .05

1999:
      First Quarter                    49.17       38.92       41.75       31.94        .05
      Second Quarter (through 6/29)    44.25       34.25       34.88       28.50        .05
      Second Quarter (after 6/29)      36.00       34.75       33.88       29.69        -
      Third Quarter (through 7/

     The following table sets forth:

     *    the high and low sales price per share of Voting Common
          Stock on the New York Stock Exchange;

     * the high and low sales price per share of Non-Voting Common Stock on the New York Stock Exchange; and

     * the market value of one share of Non-Voting Common Stock on an equivalent per share basis.

in each case as of June 29, 1999, which was the last full trading day before the public announcement of the proposed recapitalization amendment, and as of July __, 1999, which was the last full trading day for which such information was calculated before the date of this document. The equivalent price per share data for Non-Voting Common Stock has been determined by multiplying the last reported sale price of one share of Voting Common Stock on each of these dates by the exchange ratio of 0.97.


                                                                       EQUIVALENT PRICE PER
                                                    NON-VOTING          SHARE OF NON-VOTING
      DATE             VOTING COMMON STOCK         COMMON STOCK            COMMON STOCK
      ----             -------------------         ------------            ------------
                       High           Low        High        Low         High        Low
                       ----           ---        ----        ---         ----        ---
June 29, 1999         $36.31        $35.25      $29.63     $29.44       $35.22     $34.19
July __, 1999            $                         $                       $



Currently there are no shares of RGA preferred stock issued and outstanding. Accordingly, its sale price and market value information has not been included in this document.

                DESCRIPTION OF CAPITAL STOCK

          The following is a summary of our capital stock and highlights some of the provisions of our Restated Articles of Incorporation, as amended. Since the terms of our Restated Articles of Incorporation may differ from the general information we are providing, you should only rely on the actual provisions of the Restated Articles of Incorporation. If you would like to read the Restated Articles of Incorporation, they are on file with the SEC or you may request a copy from us.

GENERAL

     Our authorized capital stock consists of 75,000,000 shares of Voting Common Stock, par value $0.01 per share; 20,000,000 shares of Non-Voting Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 19, 1999, there were approximately 37,931,669 shares of Voting Common Stock and 7,417,496 shares of Non-Voting Common Stock outstanding. In addition, options to purchase 1,365,428 shares of Voting Common Stock and 351,593 shares of Non-Voting Common Stock are issued and outstanding. We describe each of these classes of stock in more detail below.

NON-VOTING COMMON STOCK

     If the recapitalization amendment is approved and the recapitalization is consummated, the provisions of our Restated Articles of Incorporation described below with respect to the Non-Voting Common Stock will be deleted from Article III of our Restated Article of Incorporation (See Annex I).

Voting Matters

     Holders of Non-Voting Common Stock are not entitled to vote except as otherwise required by law. Consequently, holders of Non-Voting Common Stock are not entitled to elect directors or vote on other matters customarily decided by shareholders, such as mergers, consolidations or the sale of all or substantially all of RGA's assets. The Non-Voting Common Stock is, however, convertible into Voting Common Stock under certain circumstances described under "--Conversion of Non-Voting Common Stock" on page 17. Under current Missouri law, holders of Non-Voting Common Stock are entitled to vote as a class upon a proposed amendment to our Restated Articles of Incorporation if the amendment would:

     * increase or decrease the aggregate number of authorized shares of the Non-Voting Common Stock,

     *    increase or decrease the par value of the Non-Voting Common
          Stock,

     * create a new class of shares having rights and preferences prior or superior to the Non-Voting Common Stock,

     * increase the rights and preferences or the number of authorized shares of any class having rights and preferences prior or superior to the Non-Voting Common Stock, or

     * alter or change the powers, preferences, or special rights of the Non-Voting Common Stock so as to affect the Non-
          Voting Common Stock adversely.

     A merger or consolidation involving RGA, in and of itself, is not deemed to involve a proposed amendment to the Restated Articles of Incorporation for these purposes.

     On matters brought before the shareholders of RGA on which the Non-Voting Common Stock is entitled to vote, holders of Non-Voting Common Stock are entitled to one vote for each share of Non-Voting Common Stock.

Dividends And Other Distributions

     The Non-Voting Common Stock is equal to the Voting Common Stock with respect to dividends and other distributions in cash, property, or shares of stock of RGA (including distributions in connection with any recapitalization), except as described below. We have the sole discretion to declare any payment of cash dividends and will not guarantee that dividends will be declared and paid on a regular basis. If we decide to pay dividends (or other distributions) payable in shares of RGA, we will make payments to all holders of Voting Common Stock and Non-Voting Common Stock and only:

     * in shares of Non-Voting Common Stock to the holders of both classes of stock,

     * in shares of Voting Common Stock to the holders of Voting Common Stock and in shares of Non-Voting Common Stock to the holders of Non-Voting Common Stock, or

     * in shares of any other authorized class or series of capital stock to the holders of both classes of Common Stock, regardless of the fair market value of the shares received in payment of the dividend or other distribution.

     In addition, we may pay dividends (or other distributions) in:

     * securities convertible into Voting Common Stock or options to acquire Voting Common Stock to holders of either class of Common Stock, or

     * (1) securities convertible into Voting Common Stock or options to acquire Voting Common Stock to the record holders of Voting Common Stock, and (2) securities convertible into Non-Voting Common Stock or options to acquire Non-Voting Common Stock to the record holders of the Non-Voting Common Stock.

     We will not split, subdivide or combine either Voting Common Stock or Non-Voting Common Stock unless the other class is proportionately split, subdivided or combined. However, we may issue rights pursuant to shareholder rights plans which entitle holders of rights who are not "acquiring persons" to purchase shares or other securities at a below-market price if certain events occur. We may distribute these rights as a dividend pursuant to such a plan upon shares of either class of capital stock without a corresponding dividend distribution upon shares of the other class.

Conversion of Non-Voting Common Stock

     You may not currently convert your Non-Voting Common Stock into Voting Common Stock or any other security of RGA.

     The Non-Voting Common Stock would automatically convert into Voting Common Stock on a share-for-share basis if, as a result of the existence of the Non-Voting Common Stock, either class of capital stock or both classes become excluded from trading on all principal national securities exchanges and from quotation on The Nasdaq Stock Market's National Market or any other comparable national quotation system then in use. In addition, all outstanding shares of Non-Voting Common Stock would automatically convert into Voting Common Stock, on a share-for-share basis, if at any time the number of outstanding shares of Voting Common Stock as reflected on our stock transfer books is less than 10% of the total number of outstanding shares of both classes of capital stock. If we repurchase any shares of Voting Common Stock or Non-Voting Common Stock, as of the date of repurchase, we would no longer deem those shares "outstanding" for purposes of automatic conversion.

     If the Non-Voting Common Stock automatically converts into Voting Common Stock, certificates that formerly represented outstanding shares of Non-Voting Common Stock would then be deemed to represent the same number of shares of Voting Common Stock, and all shares of Voting Common Stock and Non-Voting Common Stock authorized by RGA's Restated Articles of Incorporation will be deemed to be shares of Voting Common Stock.

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Business Combinations; Dissolution

     In the event we merge, consolidate, combine or engage in a similar transaction with another entity (whether or not we survive) or if we liquidate, dissolve or wind up RGA, holders of Non-Voting Common Stock would be entitled to receive the same per share consideration as all holders of either class of capital stock. However, in any such transaction, shareholders of RGA may receive capital stock of the surviving company that has terms substantially similar to the terms of RGA stock such shareholders own. For example, the surviving company could have two classes of common stock, and could upon the completion of the merger or consolidation issue voting shares to the holders of RGA Voting Common Stock and non-voting shares to the holders of RGA Non-Voting Common Stock.

Other Non-Voting Common Stock Protections

     In the event a person attempts to gain control of or to take over RGA, a two-prong provision in Article Three of our Restated Articles of Incorporation attempts to reduce the possibility of the unfair treatment of holders of the Non-Voting Common Stock. The provision may also have an anti-takeover effect.

     The first prong states that if anyone acquires more than 15% of the outstanding Voting Common Stock and does not acquire a percentage of outstanding Non-Voting Common Stock at least equal to the excess of the percentage of Voting Common Stock that the person acquired over the 15% threshold, then the person may not vote the excess percentage of Voting Common Stock. For example, if a person acquires 20% of the outstanding Voting Common Stock but acquires no Non-Voting Common Stock, that person would be unable to vote the 5% of the Voting Common Stock acquired in excess of the 15% threshold. The person will remain unable to vote the excess Voting Common Stock under our Restated Articles of Incorporation until such time as the person has satisfied the requirements of the provision.

     The second prong is an "equitable price" requirement designed to prevent a person from paying a discounted price for the Non-Voting Common Stock required to be purchased by the acquiring person under the first prong. Under our Restated Articles of Incorporation, an equitable price has been paid for shares of Non-Voting Common Stock only when they have been acquired at a price at least equal to the greater of:

     * the highest per share price paid by the acquiring person for any Voting Common Stock acquired within the 60-days before or after the person acquired the Non-Voting Common Stock, or

     * the highest closing market sale price of a share of Voting Common Stock during the 30-days before the person acquired the Non-Voting Common Stock.

     We would in good faith determine the value of any non-cash consideration paid for the Non-Voting Common Stock. We would determine the highest closing market sale price from the Composite Tape for the New York Stock Exchange or another securities exchange or other quotation system which is the principal trading market for either the Voting Common Stock or the Non-Voting Common Stock. If no quotations are available, we would in good faith determine the highest closing market sale price from the fair market value of a share of Voting Common Stock during the 30 days prior to the purchase. As a practical matter, a person seeking to acquire control of RGA must buy the Voting Common Stock and Non-Voting Common Stock at virtually the same time and at the same price, for example through a tender offer, to ensure that the acquiring person could vote the Voting Common Stock acquired in excess of 15%.

     This two-prong provision does not prevent any person or group from acquiring a significant interest in RGA, although they must comply with the provisions if they wish to vote the excess shares of Voting Common Stock acquired. The provision could make an acquisition of a significant interest in RGA more expensive than if the provision did not exist. Consequently, a person or group might be deterred from acquiring a significant or controlling interest in RGA as a result of such provision.

     Under this two-prong provision, an acquisition includes any shares that a person acquires directly or indirectly, in one transaction or a series of transactions, or with respect to which that person acts or agrees to act in


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concert with any other person. Unless there are affirmative attributes of concerted action, however, "acting or agreeing to act in concert with any other person" will not include actions or agreements by persons acting in their official capacities as directors or officers of RGA or actions by persons merely because they are related by blood or marriage. Also, an acquisition of Voting Common Stock does not include shares acquired:

     (1)  pursuant to contracts which existed prior to May 27, 1998,

     (2) by bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for purposes of circumventing the two-prong provision,

     (3)  upon issuance or sale by RGA,

     (4) by operation of law (including a merger or consolidation to recapitalize or reincorporate in another jurisdiction any person, including RGA, but excluding a merger or consolidation to acquire another person), and

     (5) by a plan of RGA qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or acquired from a distribution from a plan.

     Thus, a person may exercise options that we granted under any stock option plan prior to May 27, 1998 without triggering the two-prong provision because the exercise would be pursuant to a preexisting contract.

     The provisions do not apply to:

     * any increase in a shareholder's percentage ownership of Voting Common Stock which results from a change in the total number of shares of Voting Common Stock outstanding, because we have repurchased Voting Common Stock since you last acquired Voting Common Stock, or

     * transfers of Voting Common Stock from General American Mutual Holding Company, the ultimate parent of GenAmerica, or any direct or indirect subsidiary of General American Mutual Holding Company, to General American Mutual Holding Company or any direct or indirect subsidiary of General American Mutual Holding Company. The two-prong provision also provides that if the voting power of any shares of Voting Common Stock cannot be exercised pursuant to the two-prong provision, those shares of Voting Common Stock will not be included in the determination of the voting power of RGA for any purposes under our Restated Articles of Incorporation or under the Missouri General and Business Corporation Law.

Transferability

     Like the Voting Common Stock, the Non-Voting Common Stock is freely transferable, and except for federal and state securities law restrictions on directors, officers and other affiliates of RGA and on persons holding "restricted" stock, shareholders are not restricted in their ability to sell or transfer shares of Non-Voting Common Stock.

Issuances And Repurchases Of Stock

     Article Three of our Restated Articles of Incorporation expressly authorizes us, in our discretion and as otherwise permitted by law, to issue and sell all or any part of any class of stock authorized, at any time, in any amounts and manner, to persons, firms, associations or corporations, and for such consideration, whether in cash, property or otherwise, as we choose, whether or not we could receive greater consideration upon the issue or sale of the same number of shares of another class.

     Article Three of our Restated Articles of Incorporation also expressly authorizes us to purchase shares of any one class or any combination of classes of Voting Common Stock regardless of differences among the classes in


                                   19


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
price and other terms under which the shares may be purchased.
Therefore, we could purchase Voting Common Stock even if we would pay less consideration for Non-Voting Common Stock.

Preemptive Rights

     The Non-Voting Common Stock does not carry any preemptive rights which would enable holders to subscribe for or receive shares of any class of RGA's stock or any other securities convertible into shares of any class of RGA's stock.

VOTING COMMON STOCK

     All of our outstanding shares of Voting Common Stock are fully paid and nonassessable. Subject to the prior rights of the holders of any shares of preferred stock which later may be issued and outstanding, holders of Voting Common Stock are entitled to receive dividends as and when declared by us out of legally available funds, and, if we liquidate, dissolve, or wind up RGA, to share ratably in all remaining assets after we pay liabilities. Each holder of Voting Common Stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of Voting Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions for the Voting Common Stock. We may issue additional shares of authorized Voting Common Stock without shareholder approval, subject to applicable rules of the New York Stock Exchange.

PREFERRED STOCK

     We may issue any of our authorized preferred stock from time to time at our discretion without your approval. We have the authority to prescribe for each series of preferred stock we establish:

     *    the number of shares in that series,

     *    the dividend rate,

     *    the voting rights,

     *    the conversion privileges,

     *    the redemption and liquidation rights, if any, and

     * any other rights, preferences, and limitations for that series.

     Depending upon the rights of holders of the preferred stock, an issuance of preferred stock could adversely affect holders of Voting Common Stock and Non-Voting Common Stock by delaying or preventing a change of control of RGA, making removal of the management of RGA difficult, or restricting the payment of dividends and other distributions to the holders of Voting Common Stock and Non-Voting Common Stock. Except as otherwise contemplated by the shareholder rights plan described below, we presently have no intention to issue any shares of preferred stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     If we complete the recapitalization amendment, we will have approximately 29,731,000 shares of Voting Common Stock and 10,000,000 shares of preferred stock available for future issuance by us without shareholder approval, subject to applicable rules of the New York Stock Exchange. We may issue these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. Except as contemplated by the RGA Flexible Stock Plan, the shareholder rights plan, and other possible employee benefit or stock purchase plans, we do not currently have any plans to issue additional shares of common or preferred stock. See "--Rights Plan" below.

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     The existence of unissued and unreserved Voting Common Stock, Non-
Voting Common Stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of RGA through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of RGA pursuant to the operation of the rights plan or otherwise. See also "--Certain Charter and Bylaw Provisions beginning on page 24."

RIGHTS PLAN

     Under our shareholder rights plan, we authorized the issuance of one preferred stock purchase right for each outstanding share of Voting Common Stock and Non-Voting Common Stock. The rights agreement, as amended, between RGA and ChaseMellon Shareholder Services, L.L.C., as rights agent, contains the terms of the shareholder rights plan. Since the terms of our shareholder rights plan are more extensive than the general summary information we are providing, you should only rely on the actual provisions of the rights agreement. If you would like to read the rights agreement, it is on file with the SEC or you may request a copy from us.

Exercisability of Rights

     Under the rights agreement, one right, attaches to each outstanding share of Voting Common Stock and Non-Voting Common Stock and, when exercisable, entitles the registered holder to purchase from RGA one one-hundred fiftieth (1/150th) of a share of Series A preferred stock at an initial purchase price of $130 per one one-hundredth (1/100th) of a share, subject to customary antidilution adjustments. For a description of the terms of the Series A preferred stock, see "Description of Capital Stock--Series A Preferred Stock" below.

     The rights will not become exercisable until the earlier of:

     * 10 business days following a public announcement that a person or group, other than GenAmerica and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock;

     * 10 business days after RGA first determines that a person or group, other than GenAmerica and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock; or

     * 10 business days following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group, other than GenAmerica and certain related persons, becoming the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

     Additionally, at any time a person or a group, other than GenAmerica and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock, and RGA has registered the securities subject to the rights under the Securities Act of 1933, the flip-in feature of the rights or, at the discretion of our board of directors, the exchange feature of the rights, may be exercised by any holder, except for such person or group. A summary description of each of these features follows:

"Flip In" Feature

     In the event a person or group, other than GenAmerica and certain related persons, becomes the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-hundred


                                   21

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
fiftieth (1/150th) of a share of Series A preferred stock, shares of RGA Voting Common Stock having a value equal to twice the exercise price of the right. For example, if we assume that the initial purchase price of $130 per one one-hundredth (1/100th) of a share of Series A Preferred Stock is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock, can exercise three of his or her rights by paying RGA $260 in order to receive from RGA shares of Voting Common Stock having a value equal to $520.

"Exchange" Feature

     At any time after a person or group, other than GenAmerica and certain related persons, becomes the beneficial owner of securities representing 20% or more, but less than 50%, of the voting power of Voting Common Stock, our board of directors may, at its option:

     * exchange all or some of the rights held by holders of RGA Voting Common Stock, except for those held by such person or group, for RGA Voting Common Stock at an exchange ratio of one share of Voting Common Stock per right, and cash instead of fractional shares, if any; and

     * exchange all or some of the rights held by holders of RGA Non-Voting Common Stock, except for those held by such person or group, for RGA Non-Voting Common Stock at an exchange ratio of one share of Non-Voting Common Stock per right, and cash instead of fractional shares, if any.

Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of Voting Common Stock.

"Flip Over" Feature

     In the event RGA is acquired in a merger or other business combination transaction or 50% or more of the assets or earning power of RGA and its subsidiaries, taken as a whole, is sold, each holder of a right, except for a person or group, other than GenAmerica and certain related persons, that is the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to two times the exercise price of three rights.

Redemption of Rights

     At any time before the earlier to occur of:

     * public disclosure that a person or group, other than GenAmerica and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock; or

     * RGA's determination that a person or group, other than GenAmerica and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock, our Board of Directors may redeem all the rights at a redemption price of $0.0067 per right, subject to adjustment. The right to exercise the rights, as described above under "--Exercisability of Rights," will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

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Amendment of Rights Agreement

     At any time before a person or group, other than GenAmerica and certain related persons, has become the beneficial owner of securities representing 20% or more of the voting power of Voting Common Stock, we may amend any or all of the terms of the rights and the rights agreement without your consent. However, if at any time after a person or group, other than GenAmerica and certain related persons, beneficially owns securities representing 20% or more, or such lower percentage as may be amended in the rights agreement, of the voting power of Voting Common Stock, our Board of Directors may not adopt amendments to the rights agreement that adversely affect the interests of holders of the rights.

Termination of Rights

     If not previously exercised, the rights will expire on April 15, 2003, unless we earlier redeem or exchange the rights or extend the final expiration date.

Anti-takeover Effects

     The rights have certain anti-takeover effects. Once the rights have become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with RGA in certain circumstances. Accordingly, the existence of the rights may deter potential acquirors from making a takeover proposal or tender offer.
The rights should not interfere with any merger or other business combination approved by our board of directors because RGA may redeem the rights as described above and because a transaction approved by our Board of Directors would not cause the rights to become exercisable.

SERIES A PREFERRED STOCK

     In connection with the creation of the rights, as described above, our Board has authorized the issuance of 500,000 shares of preferred stock as Series A junior participating preferred stock.

     RGA has designed the dividend, liquidation, voting and redemption features of the Series A preferred stock so that the value of one one-hundred fiftieth (1/150th) of a share of Series A preferred stock approximates the value of one share of common stock. Shares of Series A preferred stock may only be purchased after the rights have become exercisable, and each share of the Series A preferred stock:

     * is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

     * will have a preferential dividend in an amount equal to the greater of $1.00 and 150 times any dividend declared on each share of common stock;

     * in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $100 or 150 times the payment made per share of common stock;

     * will have 150 votes, voting together with the Voting Common Stock and any other capital stock with general voting rights; and

     * in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 150 times the amount and type of consideration received per share of common stock.

The rights of the Series A preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

                                   23

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CERTAIN CHARTER AND BYLAW PROVISIONS

     Our Restated Articles of Incorporation and Bylaws:

     *    provide for a classified Board of Directors,

     * limit the right of shareholders to remove directors or change the size of the Board of Directors,

     * limit the right of shareholders to fill vacancies on the Board of Directors,

     * limit the right of shareholders to act by written consent and to call a special meeting of shareholders or propose other actions,

     * require a higher percentage of shareholders than would otherwise be required to amend, alter, change, or repeal the provisions of the Restated Articles of Incorporation and Bylaws, and

     * provide that the Bylaws may be amended only by the majority vote of the Board of Directors.

     Shareholders will not be able to amend the Bylaws without first amending the Restated Articles of Incorporation. These provisions may discourage certain types of transactions that involve an actual or threatened change of control of RGA. Since the terms of our Restated Articles of Incorporation and Bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our Restated Articles of Incorporation and Bylaws. If you would like to read our Restated Articles of Incorporation and Bylaws, they are on file with the SEC or you may request a copy from us.

Size of Board

     Our Restated Articles of Incorporation provide that the number of directors to constitute the initial Board of Directors was three and thereafter the number of directors will be fixed from time to time as provided in our Bylaws. Our Bylaws provide for a Board of Directors of at least three directors and permit the Board of Directors to increase the number of Directors. In accordance with our Bylaws, our Board of Directors has fixed the number of directors at nine. Our Restated Articles of Incorporation further provide that our Bylaws may be amended only by majority vote of our Board of Directors.

Election of Directors

     In order for you to nominate a candidate for director, our Restated Articles of Incorporation require that you give timely notice to us in advance of the meeting. Ordinarily, you must give notice not less than 60 days nor more than 90 days before the meeting (but if we give less than 70 days' notice of the meeting, then you must give notice within ten days after we mail notice of the meeting or make a public disclosure of the meeting). Your notice must describe various matters regarding the nominee, including the nominee's name, address, occupation, and shares held. Our Restated Articles of Incorporation do not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then outstanding shares of Voting Common Stock can elect all the directors of the class then being elected at that meeting of shareholders.


                                   24

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Classified Board

     Our Restated Articles of Incorporation and Bylaws provide that our Board will be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term.

Removal of Directors

     Missouri law provides that, unless a corporation's articles of incorporation provide otherwise, the holders of a majority of the corporation's voting stock may remove any director from office. Our Restated Articles of Incorporation provide that shareholders may remove a director only "for cause" and with the approval of the holders of 85% of RGA's voting stock.

Filling Vacancies

     Missouri law further provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, all vacancies on a corporation's board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors even if that number is less than a quorum. Our Restated Articles of Incorporation provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding and except as described below, only the vote of a majority of the remaining directors may fill vacancies.

Limitations on Shareholder Action by Written Consent

     As required by Missouri law, our Bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.

Limitations on Calling Shareholder Meetings

     Under our Restated Articles of Incorporation shareholders may not call special meetings of shareholders or require our Board to call a special meeting of shareholders, and only a majority of our entire Board of Directors, our Chairman of the Board or our President may call a special meeting of shareholders.

Limitations on Proposals of Other Business

     In order for you to bring a proposal before a shareholder meeting, our Restated Articles of Incorporation require that you give timely notice to us in advance of the meeting. Ordinarily, you must give notice at least 60 days but not more than 90 days before the meeting (but if we give less than 70 days' notice of the meeting, then you must give notice within ten days after we mail notice of the meeting or make other public disclosure of the meeting). Your notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our Board may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Anti-Takeover Effects of Provisions

     The classification of directors, the inability to vote shares cumulatively, the advance notice requirements for nominations, and the provisions in our Restated Articles of Incorporation that limit the ability of shareholders to increase the size of our Board or to remove directors and that permit the remaining directors to fill any vacancies on our Board make it more difficult for shareholders to change the composition of our Board. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in our Board would benefit RGA and its shareholders and whether or not a majority of RGA's shareholders believes that the change would be desirable.

     The provision of our Bylaws which requires unanimity for shareholder action by written consent gives all the shareholders of RGA entitled to vote on a proposed action the opportunity to participate in the action and

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prevents the holders of a majority of the voting power of RGA from using the written consent procedure to take shareholder action. The Bylaw provision requiring advance notice of other proposals may make it more difficult for shareholders to take action opposed by the Board.
Moreover, a shareholder cannot force a shareholder consideration of a proposal over the opposition of our Board of Directors by calling a special meeting of shareholders.

     These provisions make it more difficult and time-consuming to obtain majority control of our Board of Directors or otherwise bring a matter before shareholders without our Board's consent, and thus reduce the vulnerability of RGA to an unsolicited takeover proposal. These provisions enable RGA to develop its business in a manner which will foster its long-term growth, by reducing to the extent practicable the threat of a takeover not in the best interests of RGA and its shareholders and the potential disruption entailed by the threat. On the other hand, these provisions may adversely affect the ability of shareholders to influence the governance of RGA and the possibility that shareholders would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management.

MISSOURI STATUTORY PROVISIONS

     The General and Business Corporation Law of Missouri also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

Business Combination Statute

     Missouri law contains a "business combination statute" which restricts certain "business combinations" between us and an "interested shareholder," or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder's acquisition of stock is approved by our Board on or before the date the interested shareholder obtains such status.

     The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by our Board prior to the date the interested shareholder obtains such status.

     The statute also provides that, after the expiration of such five year period, business combinations are prohibited unless:

     * the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, approve the business combination, or

     * the business combination satisfies certain detailed fairness and procedural requirements.

     A "business combination" includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that increase the proportionate voting power of the interested shareholder. An "interested shareholder" generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation's voting stock.

     A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so.

     The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our Board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.


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Control Share Acquisition Statute

     Missouri also has a "control share acquisition statute." This statute may limit the rights of a shareholder to vote some or all of his shares. A shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

     In order for the shareholders to grant approval, the acquiring shareholder must meet certain disclosure requirements specified in the statute. In addition, a majority of the outstanding voting shares, as determined before the acquisition, must approve the acquisition. Furthermore, a majority of the outstanding voting shares, as determined after the acquisition, but excluding shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

     Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

     *    good faith gifts,
     *    transfers in accordance with wills,
     *    purchases made in connection with an issuance by us,
     *    purchases by any compensation or benefit plan,
     *    the conversion of debt securities,
     * mergers involving us which satisfy the other requirements of The General and Business Corporation Law of Missouri,
     * transactions with a person who owned a majority of our voting power within the prior year, or
     * purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder.

     A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. Our governing documents contain no such provision.

Take-Over Bid Disclosure Statute

     Missouri's "take-over bid disclosure statute" requires that before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Department of Insurance of Missouri.


                                 VOTING

     The affirmative vote of the holders of a majority of the shares of RGA's outstanding Voting Common Stock, voting separately as a class, and a majority of the shares of RGA's outstanding Non-Voting Common Stock, voting separately as a class, are required to approve the recapitalization amendment. Our Restated Articles of Incorporation provide that only such business as is specified in the Notice of Special Meeting may be conducted at the Special Meeting, therefore, the recapitalization amendment will be the only matter voted on at the Special Meeting. If no specification is made on a duly executed proxy, the proxy will be voted FOR the recapitalization amendment.

     Shares represented by proxies which are marked "abstain" on the proposal to approve the recapitalization amendment will be counted for the purpose of determining the number of shares represented by proxy at the Special Meeting. Such proxies, as well as shares not represented at the Special Meeting, will thus have the same effect as if the shares were voted against approval of the recapitalization amendment. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares, those shares will not be considered as present and entitled to vote.

     As of July 19, 1999, General American beneficially owned approximately 63.6% of the shares of Voting Common Stock entitled to vote at the meeting. General American has indicated its intention to vote its shares FOR the recapitalization amendment. General American's vote would be sufficient to approve such proposal with respect to Voting Common Stock, voting separately as a class.


                         SHAREHOLDER PROPOSALS

     Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 under the Securities Exchange Act of 1934) for presentation at the 2000 Annual Meeting must be received by RGA by December 16, 1999 for inclusion in RGA's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, RGA will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

     In order for a shareholder to nominate a candidate for director, under RGA's Restated Articles of Incorporation, timely notice of the nomination must be given to RGA in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if RGA gives less than 70 days' notice of the meeting, or prior public disclosure of the date of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Shareholder filing the notice of nomination must describe various matters as specified in RGA's Restated Articles of Incorporation, including such information as name, address, occupation, and number of shares held.

     In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to RGA within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other matters specified in RGA's Restated Articles of Incorporation. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in RGA's proxy statement.

     In each case the notice must be given to the Secretary of RGA, James E. Sherman, whose address is 700 Market Street, St. Louis, Missouri 63101. Any Shareholder desiring a copy of RGA's Restated Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary.


                                AUDITORS

     KPMG LLP was the auditor for the fiscal year ended December 31, 1998 and the audit committee has selected it as auditor for the year ending December 31, 1999. Representatives of KPMG LLP are expected to be present at the Special Meeting. They will have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from Shareholders.


                  WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

     We incorporate by reference into this proxy statement the following financial statements and other information (SEC File No. 1-11848), which contain important information about us and our business and financial results:

     * the financial statements, quarterly data and management's discussion and analysis of financial condition and results of operations contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and

     * the financial statements and management's discussion and analysis of financial condition and results of operations contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement and before the Special Meeting. The SEC allows us to incorporate by reference into this proxy statement such documents. You should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

     YOU MAY GET COPIES OF ANY OF THE INCORPORATED DOCUMENTS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED) AT NO
CHARGE TO YOU BY WRITING OR CALLING JACK B. LAY, EXECUTIVE VICE
PRESIDENT AND CHIEF FINANCIAL OFFICER, REINSURANCE GROUP OF AMERICA, INCORPORATED, 660 MASON RIDGE CENTER DRIVE, ST. LOUIS, MISSOURI 63141-8557 (TELEPHONE: (314) 453-7300).

                                 ANNEX I


     Pursuant to the recapitalization amendment, Article Three of RGA's Restated Articles of Incorporation, as amended, would be amended as follows:

                 AMENDMENT OF ARTICLES OF INCORPORATION


SECRETARY OF STATE
STATE OF MISSOURI
P.O. BOX 778
JEFFERSON CITY, MO 65102


Pursuant to the provisions of Section 351.095.2 of The General and Business Corporation Law of Missouri, the undersigned corporation certifies the following:

1. The present name of the corporation is Reinsurance Group of America, Incorporated. The name under which the corporation was originally organized was Reinsurance Group of America, Inc.

2. An amendment to the corporation's Articles of Incorporation was adopted by the corporation's shareholders on _____________, 1999.

3. Article Three of the corporation's Articles of Incorporation is amended to read as follows:

                             ARTICLE THREE
                             CAPITAL STOCK

          A.   Class and Number of Shares.  The aggregate number,
               --------------------------
class and par value, if any, of shares which the Corporation shall have authority to issue is 85,000,000 shares, consisting of 75,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share ($1,050,000.00 aggregate total).

          B.   Voting Rights of the Common Stock. Each holder of the
               ---------------------------------
Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the shareholders.

          C.   Issuance of Preferred Stock, Rights and Preferences Thereof.
               -----------------------------------------------------------

               1. The Preferred Stock may be issued from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. Without limiting the generality of the foregoing, in the resolution or resolutions providing for the issuance of such shares of each particular series of Preferred Stock, subject to the requirements of the laws of the State of Missouri, the Board of Directors is also expressly authorized:

                    (a) To fix the distinctive serial designation of the shares of the series;

                    (b)  To fix the consideration for which the
shares of the series are to be issued;

                    (c)  To fix the rate or amount per annum, if
any, at which the holders of the shares of the series shall be entitled to receive dividends, the dates on which and the conditions under which dividends shall be payable, whether dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends shall be cumulative;

                    (d) To fix the price or prices at which, the times during which, and the other terms, if any, upon which the shares of the series may be redeemed;

                    (e)  To fix the rights, if any, which the
holders of shares of the series have in the event of dissolution or upon distribution of the assets of the Corporation;

                    (f)  From time to time to include additional
shares of Preferred Stock which the Corporation is authorized to issue in the series;

                    (g) To determine whether or not the shares of the series shall be made convertible into or exchangeable for other securities of the Corporation, including shares of the Common Stock of the Corporation or shares of any other series of the Preferred Stock of the Corporation, now or hereafter authorized, or any new class of Preferred Stock of the Corporation hereafter authorized, the price or prices or the rate or rates at which conversion or exchange may be made, and the terms and conditions upon which the conversion or exchange rate shall be exercised;

                    (h)  To determine if a sinking fund shall be
provided for the purchase or redemption of shares of the series and, if so, to fix the terms and the amount or amounts of the sinking fund; and

                    (i) To fix the other preferences and rights, privileges and restrictions applicable to the series as may be permitted law.

          D.   Conversion.
               ----------

               1.   All outstanding shares of Non-Voting Common
Stock, par value $.01 per share, of RGA ("Non-Voting Common Stock") previously authorized by the Certificate of Amendment of Articles of Incorporation of the Corporation issued on May 29, 1998, shall, as of the date of effectiveness of this Certificate of Amendment, be converted, without the action of any holder thereof, into 0.97 shares of Common Stock. The Non-Voting Common Stock shall no longer be authorized by the Corporation.

               2.   Following the effective date of this Certificate
of Amendment, each certificate representing shares of Non-Voting Common Stock shall be deemed to be a certificate representing 0.97 shares of Common Stock. No fractional shares will be issued in connection with
this amendment.   Rather, holders of Non-Voting Common Stock who would
otherwise be entitled to receive a fraction of a share of Common Stock (after taking into account all certificates held by such shareholder) will receive in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of Common Stock multiplied by the closing sales price of Common Stock on the date the this amendment is filed with the Missouri Secretary of State. No holder of Non-Voting Common Stock will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.


4. Of the _________ shares of stock of the corporation outstanding, __________ of such shares were entitled to vote on such amendment. The number of outstanding shares of each class entitled to vote thereon as a class were as follows:

                                                      Number of
          Class                              Outstanding Shares
          -----                              ------------------

          Common Stock
          Non-Voting Common Stock

5. The number of shares voted for and against the amendment was as follows:

          Class                       No. Voted For      No. Voted Against
          -----                       -------------      -----------------

          Common Stock
          Non-Voting Common Stock

6. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction is to be effected:

          All outstanding shares of Non-Voting Common Stock, par
          value $.01 per share, of RGA ("Non-Voting Common Stock") previously authorized by the Certificate of Amendment of Articles of Incorporation of the Corporation issued on May 29, 1998, shall, as of the date of effectiveness of this Certificate of Amendment, be converted, without the action of any holder thereof, into 0.97 shares of Common Stock.
          The Non-Voting Common Stock shall no longer be authorized by the Corporation. No fractional shares will be issued in
          connection with this amendment.   Rather, holders of Non-
          Voting Common Stock who would otherwise be entitled to receive a fraction of a share of Common Stock (after taking into account all certificates held by such shareholder) will receive in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of Common Stock multiplied by the closing sales price of Common Stock on the date the this amendment is filed with the Missouri Secretary of State. No holder of Non-Voting Common Stock will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

7. The effective date of the amendment is to be the date of filing this Certificate of Amendment with the Secretary of State.

IN WITNESS WHEREOF, the undersigned President has executed and verified this instrument and the Secretary has affixed the corporate seal hereto on the _____ day of _____________, 1999.



ATTEST:                            REINSURANCE GROUP OF AMERICA,
                                   INCORPORATED



______________________________     By:__________________________________
James E. Sherman, Secretary            A. Greig Woodring, President and
                                       Chief Executive Officer


STATE OF MISSOURI   )
                    )  SS.
COUNTY OF ST. LOUIS )


          I, ______________________, a notary public, do hereby certify that on this _______ day of ________________________________, 1999, personally appeared before me A. Greig Woodring who, being by me first duly sworn, declared that he is the President and Chief Executive Officer of Reinsurance Group of America, Incorporated, that he signed the foregoing document as President and Chief Executive Officer of the corporation, and that the statements therein contained are true.


[SEAL]
                                   Notary Public

                                ANNEX II


   OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION


                                     July 7, 1999


The Board of Directors
Reinsurance Group of America, Incorporated
660 Mason Ridge Center Drive
St. Louis, MO 63141-8557

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the voting common stock of Reinsurance Group of America, Incorporated ("RGA" or the "Company") of the exchange ratio set forth in the proposed recapitalization amendment to the Company's Restated Articles of Incorporation, as amended (the "Amendment").

     Pursuant to the Amendment, each outstanding share of non-voting common stock of RGA will be converted into .97 shares (the "Exchange Ratio") of voting common stock of RGA.

     In arriving at our opinion, we have reviewed the draft dated July 2, 1999 of the proposed Amendment. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with Company management. In addition, we have compared certain financial and securities data of the Company with various other companies with dual classes of common stock and conducted such other analyses including the pro-forma financial impact of the Amendment as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute an opinion as to the prices at which voting common stock of RGA will actually trade at any time. Our opinion does not address the relative merits of Amendment and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the adoption of the Amendment. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Amendment.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of the Company's voting common stock from a financial point of view.


                               Very truly yours,

                               DONALDSON, LUFKIN & JENRETTE
                               SECURITIES CORPORATION


                               By:__________________________
                                  David Platter
                                  Managing Director

               REINSURANCE GROUP OF AMERICA, INCORPORATED

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Jack B. Lay and James E. Sherman, or either of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Special Meeting of the Shareholders of Reinsurance Group Of America, Incorporated to be held September 1, 1999, commencing at 2:00 p.m., St. Louis time, at the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri, and at any and all adjournments and postponements of said meeting, and to vote all the shares of Common Stock and Non-Voting Common Stock of RGA standing on the books of RGA in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

        Please complete, sign and date other side and return promptly. Please mark /X/ your vote as indicated in this example.

            MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                                         ---

     An amendment to the Restated Articles of Incorporation of RGA in order to reclassify the existing and separate class of Non-Voting Common Stock into Voting Common Stock by converting each outstanding share of Non-Voting Common Stock into 0.97 share of Voting Common Stock.

                    FOR       AGAINST       ABSTAIN
                    / /         / /           / /

     The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and the accompanying Proxy Statement.


     THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE RECAPITALIZATION AMENDMENT. A VOTE TO ABSTAIN WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE
RECAPITALIZATION AMENDMENT.

Dated this _____ day of ____________________________, 1999

     _____________________________________________________________

     _____________________________________________________________

     (If Stock is owned in joint names, both owners must sign.) If address at left is incorrect, please write in the correct information.

     Please sign as registered and return promptly to: Reinsurance Group of America, Incorporated, Midtown Station, PO Box 870, New York, NY 10138

FOLD AND DETACH HERE

Dear Shareholder:

     We invite you to attend the Special Meeting of Shareholders of Reinsurance Group of America, Incorporated, to be held on September 1, 1999, in the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri at 2:00 p.m.

     It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form above, detach it, and return it promptly in the envelope provided.